Exhibit 99.1

Papa John’s Strengthens and Streamlines Management Team

More efficient management structure aligned with company’s new strategy

Proven brand and transformational leader Max Wetzel appointed Chief Commercial and Marketing Officer

Chief Financial Officer Joe Smith to depart in 2020; search for new CFO begun

LOUISVILLE, Ky.--(BUSINESS WIRE)--November 6, 2019--Papa John's International, Inc. (NASDAQ: PZZA) today announced a new, more streamlined senior management team, with additions to the team as well as promotions and expanded roles for key leaders. The updated management structure aligns with the company’s new strategy and priorities.

“After two months as CEO, I’m more excited than ever by the dedication, drive and resilience of Papa John’s team members and franchisees. Today I’m announcing a new management structure that will be the foundation on which we build our future,” said Rob Lynch, President and Chief Executive Officer. “As we introduce a more focused plan and strategic priorities for the company, we are realigning Papa John’s senior management, promoting leaders within the company and adding proven talent. The strong, streamlined team has more clearly defined responsibilities and priorities, which I believe will empower our senior leaders to make quicker, better decisions, collaborate more effectively and focus investment and effort on the key drivers of Papa John’s future growth and success.”

Max Wetzel, formerly VP, Consumer Brands and Chief Transformation Officer at PPG Industries, is joining the company as Chief Commercial and Marketing Officer, beginning November 18, 2019. Mr. Wetzel will oversee marketing, menu strategy, product innovation, customer experience and a new project management office. Jim Norberg, the company’s SVP, Chief of Restaurant Operations, has been named Chief Operating Officer, North America, and Jack Swaysland has been named Chief Operating Officer, International.

Mr. Lynch said, “I’m very excited to welcome Max Wetzel to the Papa John’s team. A transformational leader, Max earned a reputation as a strategic and growth-oriented consumer marketer during his career at H.J. Heinz and most recently, PPG. Now, as our new Chief Commercial and Marketing Officer, he will lead the company’s efforts to reestablish the superiority of our pizza with consumers across our various customer platforms.”

As a result of the reorganization, Chief Operating and Growth Officer Mike Nettles and Chief Marketing Officer Karlin Linhardt will leave the company after a short transition period to pursue other opportunities. In addition, Chief Financial Officer Joe Smith will be leaving the company in 2020 following the fiscal 2019 year-end, after almost 20 years at Papa John’s. He will continue to serve as Chief Financial Officer while the company searches for a new CFO.

“On behalf of the entire Papa John’s team, I want to express gratitude to Joe Smith for his dedication to the company, his commitment to a smooth transition and the big impact he has made in the many important roles he has served here, including as CFO since April 2018,” Mr. Lynch added. “I also want to thank Mike Nettles and Karlin Linhardt for the significant contributions they have made to Papa John’s and wish them the best in their future endeavors.”

In addition to Mr. Wetzel, Mr. Norberg, Mr. Swaysland and Mr. Smith, the company’s Executive Leadership Team includes:

  Marvin Boakye, who has been named Chief People and Diversity Officer. The company’s Chief People Officer since January 2019, Mr. Boakye will also assume leadership of the diversity, equity and inclusion (DEI) team and its initiatives, a critical element of the company’s culture. Prior to joining Papa John’s earlier this year, Mr. Boakye led DEI organizations at Andeavor and MTS-Allstream, and helped create the DEI organizations at Goodyear and the Pulte Group;
  Madeline Chadwick, who has been promoted to SVP, Communications and Corporate Affairs. In addition to internal and external communications, Ms. Chadwick will oversee the company’s corporate social responsibility initiatives;
  Justin Falciola, Chief Insights and Technology Officer;
  Shane Hutchins, Chief Supply Chain Officer; and
  Caroline Oyler, Chief Legal and Risk Officer.

About Papa John's

Headquartered in Louisville, Kentucky, Papa John's International, Inc. (NASDAQ: PZZA) is the world's third-largest pizza delivery company. In 2019, consumers rated Papa John’s No. 1 in product and service quality among national pizza chains in the American Customer Satisfaction Index (ACSI). For 18 of the past 20 years, consumers have rated Papa John's No. 1 in customer satisfaction among national pizza chains in the ACSI. For more information about the company or to order pizza online, visit Papa John’s at www.papajohns.com.

Forward-Looking Statements

Certain matters discussed in this press release and other company communications constitute forward-looking statements within the meaning of the federal securities laws. Generally, the use of words such as “expect,” “intend,” “estimate,” “believe,” “anticipate,” “will,” “forecast,” “plan,” “project,” or similar words identify forward-looking statements that we intend to be included within the safe harbor protections provided by the federal securities laws. Such forward-looking statements may relate to projections or guidance concerning business performance, revenue, earnings, cash flow, earnings per share, contingent liabilities, resolution of litigation, commodity costs, currency fluctuations, profit margins, unit growth, unit level performance, capital expenditures, restaurant and franchise development, royalty relief, the ability of the company to mitigate negative consumer sentiment through advertising, marketing and promotional activity, the effectiveness of our strategic turnaround efforts and other business initiatives, future costs related to the company’s response to negative consumer sentiment and business challenges, management reorganizations, compliance with debt covenants, stockholder and other stakeholder engagement, strategic decisions and actions, share repurchases, dividends, effective tax rates, regulatory changes and impacts, and other financial and operational measures. Such statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict and many of which are beyond our control. Therefore, actual outcomes and results may differ materially from those matters expressed or implied in such forward-looking statements.

Contacts

Media:
Madeline Chadwick, 502-261-4189
SVP, Communications and Corporate Affairs
Madeline_Chadwick@papajohns.com

Jeffrey Mathews / Dan Gagnier, 646-569-5711
Gagnier Communications
PapaJohns@gagnierfc.com

Investors:
Joe Smith, 502-261-7272
Senior Vice President, Chief Financial Officer
Joe_Smith@papajohns.com